UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Texas Republic Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

Texas Republic Capital Corporation

13215 Bee Cave Pkwy, Ste A120

Austin, TX 78738

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2026

TO THE SHAREHOLDERS OF

Texas Republic Capital Corporation

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Texas Republic Capital Corporation, a Texas corporation (“Texas Republic” or the “Company”), will be held on Tuesday, May 5, 2026 at 1:00 p.m. Central Daylight Savings Time at the Sonesta Bee Cave Austin Hotel, 12525 Bee Cave Pkwy, Bee Cave, Texas 78738, for the following purposes:

(1)	To elect ten directors to hold office for a term of one year each or until their successors are duly elected and qualified.

(2)	To ratify the selection of Kerber, Eck & Braeckel LLP, as Texas Republic’s independent registered public accounting firm for the year ending December 31, 2026.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Friday, March 20, 2026, as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting. The proxy is being solicited by and on behalf of the Board of Directors of Texas Republic.

Your attention is directed to our 2025 Shareholder Update, this Proxy Statement dated April 1, 2026 and Proxy Card accompany this notice. The 2025 Annual Report is available without charge at www.texasrepubliccapital.com. If you desire to have the Annual Report mailed to you, please make a telephone request to (512) 330-0099.

By Order of the Board of Directors,

/s/ Timothy R. Miller
Timothy R. Miller
President and CEO
Austin, Texas
April 1, 2026

PROCEDURAL MATTERS	1
Record Date and Outstanding Shares	1
Voting and Solicitation	1
Revocability of Proxies	1
PROPOSALS TO BE VOTED ON	2
ELECTION OF DIRECTORS	2
General	2
Vote Required	2
Nominees for Election at the Annual Meeting	2
Board Meetings and Committees	5
Code of Conduct and Ethics	5
Communication with the Board of Directors	5
Audit Committee	5
Compensation Committee	6
Nominating and Corporate Governance Committee	6
Director Compensation	6
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	7
Accounting Fees	7
Pre-Approval of Audit and Non-Audit services	7
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	7
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	8
BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT	8
SECURITY OWNERSHIP	9
EXECUTIVE COMPENSATION	9
Summary Compensation Table	10
Employment Agreements	10
2025 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer	10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)	11
Compensation Philosophy	11
Overview of Compensation Program	11
“Say-on-Pay” and “Say-When-on-Pay”	12
Compensation Performance Analysis	12
Compensation Comparables	12
Board Process and Conclusion	12
PAY VERSUS PERFORMANCE	13
Compensation Actually Paid (“CAP”) to the CEO (and the average CAP to the other NEOs)	13
ANNUAL REPORT	13
OTHER MATTERS	13
OTHER INFORMATION	13

i

TEXAS REPUBLIC CAPITAL CORPORATION

13215 Bee Cave Pkwy, Ste A120

Austin, TX 78738

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The following information is furnished in connection with a solicitation of proxies by and on behalf of the Board of Directors of Texas Republic Capital Corporation (“Texas Republic” or the “Company”). The proxies we receive will be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Tuesday, May 5, 2026 at 1:00 p.m. Central Daylight Savings Time at the Sonesta Bee Cave Austin Hotel, 12525 Bee Cave Pkwy, Bee Cave, Texas 78738, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying proxy are first being mailed to our shareholders on or about April 1, 2026.

PROCEDURAL MATTERS

Record Date and Outstanding Shares

We have issued one class of capital stock. Stockholders of record at the close of business on Friday, March 20, 2026 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, 16,140,570 shares of the Company’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for ten nominees.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Your completed and signed proxy may also be returned to the Company by Fax or email. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card enclosed with the proxy materials.

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of Texas Republic’s directors, officers and other employees, without additional compensation, personally, by telephone, Fax or email.

Any proxy representing shares of common stock entitled to be voted at the Annual Meeting that specifies how it is to be voted will be voted accordingly if properly executed and received by the Company before voting begins at the Annual Meeting, or any adjournment(s) thereof. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee and neither any abstention or a broker non-vote will be counted as a vote for a proposal. Any properly executed proxy will be voted in accordance with instructions specified but in the absence of any instructions will be voted “FOR” any proposal or nominee at the Annual Meeting and any adjournment(s) thereof.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of Texas Republic or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

PROPOSALS TO BE VOTED ON:

(1)	To elect ten directors to hold office for a term of one year each or until their successors are duly elected and qualified.

(2)	To ratify the selection of Kerber, Eck & Braeckel LLP, as Texas Republic’s independent registered public accounting firm for the year ending December 31, 2026.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Board of Directors consists of one class, with the term of office expiring each year. The number of Directors which will constitute the entire 2026 Board of Directors is ten. The number of Directors that served and finished the year on the 2025 Board of Directors was ten. Proxies can only be voted for ten persons that correspond to the number of Directors nominated.

The Board of Directors determined that eight of the ten Directors nominated for 2025 are “independent” as defined by NASDAQ listing standards and rule 10A-3 of the Securities and Exchange Act of 1934. The non-independent directors are Gregg E. Zahn and Timothy R. Miller.

Vote Required

Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Texas law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Texas Republic’s ten nominees named below, to hold office for a term of one year each or until their successors are duly elected and qualified. If any nominee of Texas Republic is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

Nominees for Election at the Annual Meeting

The Nomination and Corporate Governance Committee, consisting of three independent directors as determined under applicable NASDAQ listing standards, recommended that the Company’s Board of Directors be set at ten members and also recommended the ten individuals set forth in the table below for nomination by our full Board of Directors. All ten of the current directors were nominated for re-election. Based on such recommendations, the Board of Directors nominated such ten directors for election at the Annual Meeting.

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with the Company and business experience.

Name of Nominee	Age	Position/Principal Occupation	Director Since
Gregg E. Zahn (4)	64	Director; Chairman of the Board	2012
Timothy R. Miller	46	Director; President, CEO and Founder	2012
William S. Lay (3) (4)	86	Director; Former Officer and Director of Life and Health Insurance Companies	2012
Steven D. Braley (1) (4)	72	Director; President of Kruse Energy and Equipment	2012
David L. Cleavinger (2)	67	Director; Rancher	2012
Kenneth Davis (2)	77	Director; Farmer and Rancher	2012
J Pete Laney (2) (3)	49	Director; Attorney	2012
Adrian G. McDonald, Jr. (1) (3)	81	Director; Senior Vice President and Board Member, Anco Insurance	2013
Alvie Joe Mitchell, Jr. (2) (4)	74	Director; Technology Entrepreneur	2012
Gerald J. Kohout (1)	85	Director; Former Officer and Director of Life and Health Insurance Companies	2021

(1)	Member Audit Committee

(2)	Member Compensation Committee

(3)	Member Nominating and Corporate Governance Committee

(4)	Member Investment Committee

The following is a brief description of the previous business background of the directors.

Mr. Zahn and Mr. Miller were elected as Directors at a special shareholders meeting on October 12, 2012, and all remaining Directors were elected at a special meeting on November 13, 2012, except for Mr. McDonald and Mr. Kohout. Mr. McDonald and Mr. Kohout were elected directors at meetings of the Board on August 21, 2013 and March 23, 2021, respectively. Each director shall serve until the next annual election and until his or her successor shall have been elected and shall qualify, except in the event of his or her death, resignation or removal. The executive officers serve at the direction of the Board of Directors and were elected at the organizational meeting of the Board on October 12, 2012. The Chairman, President and Secretary\Treasurer are elected at the annual meeting of the Board, while other officers are elected by the Board from time to time as the Board deems advisable. The following is a brief description of the previous business background of the directors.

Gregg E. Zahn – Chairman of the Board of the Company, he is also Chairman of the Board, President, Chief Executive Officer and a member of the Board of Directors of First Trinity Financial Corporation, Trinity Life Insurance Company and Family Benefit Life Insurance Company, Tulsa OK. He was the founder of First Trinity Financial and served as a Board Member from 2004-present. From 2004 until October 2007, he was Director of Training and Recruiting for First Trinity Financial. Mr. Zahn is Chairman of the Board, President and Chief Executive Officer and Director of First Trinity Financial Corporation, Trinity Life Insurance Company and Trinity Mortgage Corporation he has served as Chairman of the Board since 2011 and as President and Chief Executive Officer since 2007. In December of 2011 Mr. Zahn was appointed Chairman of the Board and CEO of Family Benefit Life Insurance Company. Mr. Zahn was Executive Vice President of First Life America Corporation from December 2008 until August 2009. Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid-American Alliance Corporation. He was President of Alliance Insurance Management from 2001-2003.

Timothy R. Miller – Mr. Miller has served as President, Chief Executive Officer and a director of the Company since November 2012. Mr. Miller has extensive experience in the insurance business. Mr. Miller began his career in 2001 as a life insurance agent for First Life America. He was quickly promoted to District Manager and Executive Sales Director. In 2004 Mr. Miller joined First Trinity Financial, Tulsa, Oklahoma, as a Regional Director. He was instrumental in helping First Trinity Financial Corporation raise $15,475,000 in its public stock offering. Mr. Miller developed the top region during this stock offering and in 2007 was promoted to Agency Director for Trinity Life Insurance Company. As Agency Director, Mr. Miller was responsible for developing the sales organization for the newly formed life insurance company. In 2010 First Trinity Financial Corporation began an $11,000,000 stock offering in which, Mr. Miller’s Region was responsible for raising over $7,000,000 and he personally produced over $2,500,000.

William S. Lay – Mr. Lay is the former Secretary and Treasurer. He has served as a director of the Company since November 2012. Mr. Lay retired as Vice President and Chief Investment Officer of First Trinity Financial Corporation, Trinity Life Insurance Company and Trinity Mortgage Corporation at the end of 2022, where he served as Chief Financial Officer from April of 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011. He continues to serve as a Director of those companies and has served as a Director of Family Benefit Life Insurance Company since December 2011. For the past several years, Mr. Lay has been a financial officer and business consultant, specializing in corporate, financial and consulting services for small sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and has experience in business acquisitions, mergers and reorganizations. Mr. Lay is an independent director.

Steven D. Braley – Mr. Braley serves a director of the Company. Mr. Braley is President of Kruse Energy and Equipment, a position he has held since 2008. He was President of Cascade Properties from 2004-2008 and was the Senior Director of PGA of America from 2000-2007. Mr. Braley is an independent director.

David L. Cleavinger – Mr. Cleavinger serves as a director of the Company. Mr. Cleavinger has owned and operated a farm in Deaf Smith County since 1979. He received his BS degree from West Texas A&M University. Mr. Cleavinger is past president of the National Association of Wheat Growers and has served on the Texas Wheat Board since 1992. He has also served as a director of the Southwest Council of Agribusiness, and an Agriculture Advisor to the Environmental Defense Fund and the Leading Grower Advisory team for Monsanto. Mr. Cleavinger is an independent director.

Kenneth R. Davis – Mr. Davis serves as a director of the Company. Mr. Davis is a graduate of the Texas Christian University Ranch Management Program. He is a farmer and rancher in the North Central Texas town of Grandview. Mr. Davis has served as a board member of the U.S. Wheat Associates, the Texas Wheat Producers, the Purina Cattle Advisory Board, the Federal Land Bank Association and President of the Blackland Income Growth Program. In his farming operation Mr. Davis raises wheat, oats, corn, grain sorghum, and coastal and Sudan for hay and grazing. In addition to farming, he manages a multi-faceted cattle operation that includes stockers, cow/calf, and replacement heifers. Mr. Davis is an independent director.

Gerald J. Kohout – Mr. Kohout serves as a director of the Company. Mr. Kohout is a retired officer and director of numerous life and health insurance companies spanning a period of several decades. Mr. Kohout has extensive experience in the administrative operations of life and health insurance companies with significant experience in business mergers, acquisitions, logistics and reorganizations. Mr. Kohout is an independent director.

Adrian G. McDonald, Jr. – Mr. McDonald serves as a director of the Company. Since 1982, Mr. McDonald has been associated with Anco Insurance, Bryan, Texas, of which he is currently senior vice president and board member. Anco Insurance engages in personal, commercial, life, health insurance and benefits sales, specializing in agribusiness. He has also been a partner in McDonald Ranches since 1980, and he engages in real estate sales and development. He holds a Bachelor of Science degree in Animal Science from Texas A & M University. Mr. McDonald is an independent director.

Alvie Joe Mitchell, Jr. – Mr. Mitchell serves as a director of the Company. Mr. Mitchell was chosen as Technology Entrepreneur of the year by the Accounting Firm of Ernst and Young in 1998. He has also been awarded the distinguished “Honorary Business Degree” by the alumni of Oklahoma State University. He founded VarTec Telecom in 1989 and through his management VarTec posted an EBITDA of $200 million in 2002. Mr. Mitchell formed 3 Star Daylighting in 2005, and by 2012, 3 Star Daylighting produced revenue of over $15 million annually. Mr. Mitchell also formed Bosque System in 2007, the company expanded into all aspects of water treatment and disposal for the Oil & Gas industry. After graduating from Oklahoma State University, Mr. Mitchell accepted a job as Design Engineer for Conoco from 1974-80. To capitalize on the breakup of AT&T and the long-distance telecom opportunity, Mr. Mitchell was founder and president of ClayDesta Communication from 1982-86. Under his management, ClayDesta grew to over $100 million in revenue. In 1987 Mr. Mitchell founded the wholesale division of Telecom USA, a major telecom company in Cedar Rapids, IA. Telecom USA grew to $400 million and went public (NYSE) before being purchased by MCI. Mr. Mitchell is an independent director.

J Pete Laney – Mr. Laney serves as a director of the Company. Mr. Laney is a practicing attorney in Austin, Texas, primarily handling litigation and administrative law matters including government and legislative affairs. He has been named a Rising Star in Texas Law and Politics by Texas Monthly in the areas of commercial litigation, administrative law and governmental affairs. He is a Fellow of the Texas State Bar Foundation, one of the highest honors that can be bestowed upon a member of the Texas State Bar and has served on several State Bar Planning Committees. Mr. Laney handles cases in both state and federal court throughout Texas. Mr. Laney has represented Fortune 500 companies, as well as individual and small business. He earned his law degree from Baylor University school of Law. Mr. Laney is an independent director.

There are no family relationships between directors or officers.

Board Meetings and Committees

The Board of Directors of Texas Republic held four meetings during 2025. The meetings were held on call, video conference, and in person, and there was an organizational meeting following the Annual Meeting. During 2025, the Board of Directors had a standing Audit Committee, Compensation Committee, Nomination and Corporate Governance Committee, and Investment Committee.

Most of the directors attended all four Board of Directors meetings held during 2025 either in person or by phone and video conference. All meetings had a quorum present. The Company encourages, but does not require, its board members to attend the Annual Meeting. In 2025, most board members attended the Annual Meeting either in person or virtually or by phone. Texas Republic plans to schedule future annual meetings so that at least a majority of its directors can attend the Annual Meeting in person.

Code of Conduct and Ethics

The Company has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that our business is conducted in accordance with high standards of ethical behavior. The Code is published on our website at www.texasrepubliccapital.com under “Corporate Policies.”

Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-executive directors, either by writing to Texas Republic Capital Corporation, Board of Directors, Attention: Corporate Secretary, 13215 Bee Cave Pkwy., Ste A120, Austin, Texas 78738 or by calling 1-888-883-1499. An independent third-party service answers all calls to this toll-free telephone number and passes the caller’s information on to our External and Independent General Counsel, who in turn transmits the information confidentially to the appropriate member of the Board of Directors. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board of Directors. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors. Further information regarding communications with the Board of Directors may be found at the Company’s website, www.texasrepubliccapital.com under “Contact Us.”

Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors: Gerald J. Kohout (Chairman), Adrian G. McDonald Jr., and Steven D. Braley. All members are determined to be an independent directors as the term is defined by the NASDAQ listing standards. The Board of Directors has also determined that Gerald J. Kohout qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

The Audit Committee met four times during 2025. The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s financial reporting process, the system of internal financial controls and audits of its financial statements. The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in “Company Charters” section of the Company’s website at www.texasrepubliccapital.com.

Compensation Committee

The Compensation Committee is currently composed of four directors: David L. Cleavinger (Chairman), Kenneth R. Davis, Alvie Joe Mitchell, Jr., and J Pete Laney each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Compensation Committee met one time during 2025. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Company Charters” section of the Company’s website at www.texasrepubliccapital.com.

Nominating and Corporate Governance Committee

The Board of Directors provided for a Nominating and Corporate Governance Committee at its May 7, 2019 meeting. This committee meets on call and submits recommendations to the Board of Directors for the number of members to be included in the Company’s Board of Directors, the individuals to be submitted to the shareholders for election to the Company’s Board of Directors and coordinates the corporate governance activities of the Company. The Nominating and Corporate Governance Committee is currently composed of three directors: William S. Lay (Chairman), J Pete Laney, and Adrian G. McDonald, Jr. each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The committee met one time in 2025. The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Company Charters” section of the Company’s website at www.texasrepubliccapital.com. The Nominating Committee considers individuals recommended by Company shareholders. Such recommendations should be submitted to the Secretary of the Company at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting. In considering nominees, the Committee should address the performance and contribution of incumbent directors, as well as the qualifications of new nominees.

Director Compensation

Effective January 1, 2013, Directors who are not employees of the Company receive a $1,000 annual retainer paid quarterly, $1,500 plus expenses for each Board of Directors meeting attended in person, $250 for each meeting in which they participate telephonically or by video conference and $250 for any committee meeting they attend not held in conjunction with a Board of Directors’ meeting.

The Director Compensation Table for 2025 is set forth below.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven D. Braley	3,500	-	-	-	-	-	3,500
William S. Lay	3,250	-	-	-	-	-	3,250
David L. Cleavinger	3,750	-	-	-	-	-	3,750
Kenneth Davis	5,000	-	-	-	-	-	5,000
Gerald J. Kohout	5,250	-	-	-	-	-	5,250
J Pete Laney	3,750	-	-	-	-	-	3,750
Adrian McDonald, Jr.	5,250	-	-	-	-	-	5,250
Alvie Joe Mitchel, Jr.	2,000	-	-	-	-	-	2,000

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Kerber, Eck & Braeckel LLP (“KEB”) as the independent registered public accounting firm of the Company for the year ending December 31, 2026. Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of KEB, the Audit Committee may reconsider its selection. KEB has audited the Company’s financial statements since the Company’s inception. No representative of KEB is expected to be present at the Annual Meeting.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KEB.

	Years Ended December 31,
	2025	2024
Audit Fees (including expenses)	$115,254	$104,981
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$115,254	$104,981

Audit fees primarily represent fees for financial services provided in connection with the audit of the Company’s consolidated financial statements and the statutory financial statements of Texas Republic Life Insurance Company (“TRLIC”). Additionally, KEB reviews the quarterly and annual financial statements and SEC Forms 10-K, 10-Q and 8-K.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit services, the Audit Committee specifically approves the engagement of our independent registered public accounting firm to render that service. Accordingly, we do not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of KEB to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of the services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2025 with the Company’s management. The Company’s management has primary responsibility for the Company’s financial reporting process and internal controls as well as preparation of the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for overseeing and monitoring the independent registered accounting firm’s audit process on behalf of the Board of Directors.

The Audit Committee has discussed with KEB, the Company’s independent registered public accounting firm for the year ended December 31, 2025, the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees” as amended and adopted by PCAOB. PCAOB Auditing Standard No. 1301 requires an auditor to discuss with the Audit Committee, among other things, the auditor’s judgments about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting. The Audit Committee has also received the written disclosures and the letter from KEB required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with KEB its independence from TEXAS REPUBLIC.

Based on the review and discussions referred to above, the Audit Committee recommended to TEXAS REPUBLIC’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Gerald J. Kohout, Chairman

Steven D. Braley

Adrian G. McDonald, Jr.

In accordance with the rules of the Commission, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s Board of Directors is currently composed of ten members. Eight members are independent and two members (i.e., Mr. Zahn and Mr. Miller are current executive officers of the Company.

The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. In considering the long-term interests of shareholders, the Board recognizes the importance of considering and addressing the interests of the Company’s other major constituents, including policyholders, employees and the communities in which the Company conducts its business.

To fulfill this oversight function, the Company’s Board of Directors holds at least four regularly scheduled meetings during the year, at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company. In addition to its general oversight of management, the Board of Directors or its Committees also perform a number of specific functions, including:

●	reviewing, advising, approving and monitoring fundamental financial and business strategies and major corporate actions;

●	assessing major risks facing the Company, and reviewing options for their mitigation;

●	selecting, evaluating and compensating executive management and overseeing executive management succession planning;

●	providing advice and counsel to executive management;

●	providing counsel and oversight on the selection, evaluation, development and compensation of senior management; and

●	ensuring processes are in place for maintaining the integrity of the Company, including the integrity of the financial statements.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the exchange act, to be the beneficial owners of more than 5% of THE COMPANY’s common stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation”, (iii) by each director, and (iv) by all current directors, executive officers, and affiliates as a group.

	Common Stock	Percentage
Name	Beneficially Owned (1)	Beneficially Owned (1)
Timothy R. Miller	1,975,000	12.24%
Gregg E. Zahn	1,800,000	11.15%
First Trinity Financial Corporation	665,000	4.12%
Steven D. Braley	152,000	*
Kenneth R. Davis	120,000	*
Alvie Joe Mitchell, Jr.	104,000	*
J Pete Laney	100,000	*
William S. Lay	100,000	*
Adrian G. McDonald, Jr.	70,000	*
Shane S. Mitchell	20,000	*
Gerald J. Kohout	10,000	*
David L. Cleavinger	1,000	*
Total Officers, Directors and Affiliates as a group	5,117,000	31.70%

*	represents less than 1%

(1)	As of March 20, 2026, there are 16,140,570 shares issued and outstanding and entitled to vote.

EXECUTIVE COMPENSATION

The Compensation Committee assists the Board of Directors in overseeing the management of the Company’s compensation and benefits program, chief executive officer performance and executive development and succession efforts. In addition, they oversee the evaluation of management and compensation of the officers of the Company.

The primary objective of our compensation program is to offer executive officers competitive compensation packages that will help the Company to attract and retain qualified individuals with great experience and to motivate and reward such individuals in an appropriate manner in the long-term interest of the Company and its shareholders. Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Company does not currently engage any consultant related to executive compensation matters.

The Company’s compensation program for executive officers consists of base salary, consideration for annual bonuses, and life, health and dental insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with the Company’s financial resources, that is appropriate to assure the retention of experienced management personnel and that aligns their financial interest with those of our shareholders.

Base Salary: Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of the Company. Annual salary increases are considered based on the same criteria.

Bonuses: Bonus amounts are based on individual performance and are intended to reward exceptional performance. The Compensation Committee may also consider additional considerations that it deems appropriate.

The following Summary Compensation Table sets forth the compensation of the executive officer’s compensation that exceeded $100,000.

Summary Compensation Table

					All Other
			Salary	Bonus	Compensation	Total
Name and Principal Position		Year	($)	($)	($) (4)	($)

Timothy R. Miller, President and CEO	(1)	2025	400,000	25,000	15,000	440,000
		2024	385,000	25,000	15,000	425,000

Shane S. Mitchell, CFO, Secretary, Treasurer	(2)	2025	265,000	25,000	-	290,000
		2024	250,000	25,000	-	275,000

Gregg E. Zahn, Chairman	(3)	2025	200,000	-	-	200,000
		2024	200,000	-	-	200,000

(1)	Timothy R. Miller was elected President and Chief Executive Officer on October 12, 2012.

(2)	Shane S. Mitchell was elected Chief Financial Officer on October 19, 2020. Mr. Mitchell was elected Secretary and Treasurer on May 9, 2023.

(3)	Gregg E. Zahn was elected Chairman of the Board on October 12, 2012.

(4)	Represents auto allowance

Employment Agreements

Timothy R. Miller entered into an employment agreement with TEXAS REPUBLIC effective January 1, 2018 for the period of one year. Each January 1, beginning with January 1, 2019, the Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described in section 6 of the agreement. The agreement includes Timothy R. Miller’s base salary and automobile allowance. Timothy R. Miller is entitled to participate in the Company’s benefit plans available to other executives. Annual salary, automobile allowance and benefits will be reviewed by the Compensation Committee of the Board of Directors and changes will be amended to the agreement as needed. Amounts payable in the event of Timothy R. Miller’s termination of employment by the Company not for cause or good reason is $850,000.

Gregg E. Zahn entered into an employment agreement with TEXAS REPUBLIC effective January 1, 2018. Each January 1, beginning with January 1, 2019, the Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described in section 6 of the agreement. The agreement includes Gregg E. Zahn’s base salary. Gregg E. Zahn does not have an automobile allowance and does not participate in the Company’s benefit plans available to other executives. Annual salary, automobile allowance and benefits will be reviewed by the Compensation Committee of the Board of Directors and changes will be amended to the agreement as needed. Amounts payable in the event of Gregg E. Zahn’s termination of employment by the Company not for cause or good reason is $400,000.

Shane S. Mitchell entered into an employment agreement with TEXAS REPUBLIC effective January 1, 2021 for the period of one year. Each January 1, beginning with January 1, 2021, the Agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described in section 6 of the agreement. The agreement includes Shane S. Mitchell’s base salary. Shane S. Mitchell does not have an automobile allowance. Mr. Mitchell is entitled to participate in the Company’s benefit plans available to other executives. Annual salary, automobile allowance and benefits will be reviewed by the Compensation Committee of the Board of Directors and changes will be amended to the agreement as needed. Amounts payable in the event of Shane S. Mitchell’s termination of employment by the Company not for cause or good reason is $145,000.

2025 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer

The 2025 compensation disclosure ratio of the median annual total compensation of all Company employees to the annual total compensation of the Company’s chief executive officer is as follows:

2025
Total Compensation
Category	and Ratio

Median annual total compensation of all employees (excluding Timothy R. Miller)	$124,000

Annual total compensation of Timothy R. Miller, President and CEO	$440,000

Ratio of the median annual total compensation of all employees to the Annual total compensation of Timothy R. Miller, President and CEO	28.2%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and certain persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during 2023, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of David L. Cleavinger (Chairman), Kenneth R. Davis, J Pete Laney and Alvie Joe Mitchell, Jr. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

The following Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation for executive officers identified in the Summary Compensation Table.

Compensation Philosophy

The Compensation Committee, composed of four independent directors, is responsible for implementing our compensation philosophy for directors, executive officers and employees. Our goal is to ensure we employ qualified, experienced executive officers whose financial interests are aligned with that of our shareholders. Because we do believe a systematic pattern exists between executive compensation and performance, our compensation philosophy is structured to “motivate” managerial behaviors through a combination of base and incentive compensation.

Another objective is to acquire and retain people of integrity who take pride in delivering positive results. The final objective, due to our philosophy to outsource many functions and retain a low number of full-time and part-time employees, requires us to have executive officers that are able to perform and have an intimate knowledge of a combination of executive, actuarial, finance and accounting, operating and other understandings inherent in supervising and growing a successful life insurance company.

Overview of Compensation Program

Our compensation consists of salary, bonuses, allowances, and benefit plans generally administered equally for all qualified Company employees. The Compensation Committee establishes a salary for each senior executive based on long-term corporate objectives, competitive industry practices and each executive officer’s contributions. The Compensation Committee seeks to ensure executive compensation is reasonable, fair and competitive. In order to make this determination, toward the end of each calendar year, the Compensation Committee generally evaluates the Company’s performance and then conducts a similar exercise with respect to a group of comparable companies.

“Say-on-Pay” and “Say-When-on-Pay”

We believe our compensation philosophy and structure is fair for our executive officers. Shareholders will not find complex compensation formulas to evaluate and approve. However, to retain our limited number of corporate executives, we generally allow a minimum of a couple months to a maximum of two years of compensation in the event of termination of employment by the Company not for cause or for good reason. Our straightforward and simplified approach to executive compensation protects our shareholders from the types of corporate excesses which led to the enactment of “Say-on-Pay” and “Say-When-on Pay.” We believe our compensation approach favorably serves our shareholders on matters of executive pay.

Compensation Performance Analysis

Our executive management team is led by Timothy R. Miller and Shane S. Mitchell, who are full-time employees and Gregg E. Zahn who is a part-time employee. The Compensation Committee conducted a review of the performance of Timothy R. Miller, Gregg E. Zahn, and Shane S. Mitchell for the year 2025. This review included an evaluation of the progress made towards the attainment of our corporate objectives and the role these individuals played in meeting those objectives. The review also included a broad-based comparison of salaries with senior executives of other publicly traded life insurance companies.

As a smaller public reporting company whose common stock is not publicly traded, it is difficult to find public life insurance companies that are comparable to us.

The Company’s performance in 2025 reflected the business philosophy and leadership of Timothy R. Miller, Gregg E. Zahn, and Shane S. Mitchell. Giving consideration to these factors, the Compensation Committee was encouraged by executive management’s demonstrated leadership. The Compensation Committee has determined that Timothy R. Miller, Gregg E. Zahn, and Shane S. Mitchell to be valuable executive officers in implementing our corporate objectives and positioning the Company for long-term strength.

Timothy R. Miller continues to lead the Company in accordance with the ideals of organic growth of the life insurance and annuity business coupled with the long-term goal of establishing a public traded stock. Gregg E. Zahn is Chairman of the Board of Directors. Shane S. Mitchell reports to Timothy R. Miller and leads the daily financial, investment, and administrative operations of the Company in accordance with those same ideals and philosophies. In 2025, Timothy R. Miller, Gregg E. Zahn, and Shane S. Mitchell met and exceeded the subjective expectations of our Board of Directors.

The Compensation Committee remains cautious about its responsibility to shareholders in setting executive compensation and has asked executive management to focus on continued product marketing, asset growth and profitability. Timothy R. Miller received an increase in base salary for 2025, total compensation in 2025 consisted of $400,000 base salary, $25,000 bonus, and an automobile allowance of $15,000. Gregg E. Zahn base salary remained the same for 2025, total 2025 compensation consisted of base salary of $200,000. Shane S. Mitchell received an increase in base salary for 2025, total compensation in 2025 consisted of $265,000 base salary and $25,000 bonus.

Compensation Comparables

To assist in establishing the compensation for 2025, the Compensation Committee utilized independent sources to identify “comparables” within the life insurance industry. We believe a comparable is a point of reference for measurement, but not the determinative factor for our executives’ compensation. Because the comparative compensation information is one of several analytic tools used in setting executive compensation, the Compensation Committee has discretion in determining the manner and extent of its use.

Board Process and Conclusion

The Board of Directors discussed the Compensation Committee’s recommended 2025 compensation and adopted the recommendations as proposed. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, which the Board of Directors approved.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

David L. Cleavinger (Chairman)

Kenneth R. Davis

J Pete Laney

Alvie Joe Mitchell, Jr.

PAY VERSUS PERFORMANCE

Pay for Performance Table

Year	Summary Comp. Table for CEO ($)	Comp. Actually Paid to CEO ($)	Avg. Summary Comp. Table Total for Non-CEO NEOs* ($)	Average Comp. Actually Paid to Non-CEO NEOs* ($)	Value of Initial Fixed $100 Investment Based On: TSR+ ($)	Net Loss ($)
Timothy R. Miller, CEO
2025	440,000	440,000	245,000	245,000	-	(557,341)
2024	425,000	425,000	237,500	237,500	-	(716,878)
2023	397,000	397,000	227,500	227,500	-	(1,389,294)

*	NEOs – Named Executive Officers, Gregg E. Zahn, Chairman and Shane S. Mitchell, CFO, Secretary, Treasurer for all years presented

+	TSR – Total Shareholder Return - In the absence of an established trading market for the common stock, the registrant is unable to calculate the Total Shareholder Return.

Compensation Actually Paid (“CAP”) to the CEO (and the average CAP to the other NEOs) with Texas Republic’s Net Loss

The Company’s Net Loss improved by 672,416, or 48%, from the period ended 2023 compared to the period ended 2024. Over that same time comparison, the CAP to the CEO and the average CAP to the other NEOs increased. The Company’s Net Loss improved by $159,537, or 22%, from the period ended 2024 compared to the period ended 2025. Over that same time comparison, the CAP to the CEO increased by $15,000 and the average CAP to the other NEOs increased by $7,500. The Company continues to be focused on making decisions that will result in significant long-term value creation for the Company and its shareholders.

ANNUAL REPORT

Please refer to the Company’s 2025 Annual Report on Form 10-K for financial statements, other financial information and management’s discussion and analysis of the financial condition and results of operations of the Company that is available without charge at www.texasrepubliccapital.com. If you desire to have an Annual Report mailed to you, please make a telephone request to (512) 330-0099.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

OTHER INFORMATION

A shareholder desiring to submit a proposal for inclusion in Texas Republic’s Proxy Statement for the year 2027 Annual Meeting must deliver the proposal so that it is receive by Texas Republic no later than December 31, 2026. You must submit your proposal in writing to the Secretary of the Company at 13215 Bee Cave Pkwy, Ste A120, Austin, Texas 78738. Only proposals meeting the requirements of applicable Securities and Exchange rules will be considered for inclusion in Texas Republic’s Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

TEXAS REPUBLIC CAPITAL CORPORATION

/s/ Timothy R. Miller
Timothy R. Miller
President and CEO
Austin, Texas
April 1, 2026